UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 1, 2010

SAKS INCORPORATED

Tennessee	1-13113	62-0331040
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12 East 49th Street, New York, New York 10017

(212) 940-5305

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2010, the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of Saks Incorporated (the “Company”) reviewed the target bonus for the Company’s executive officers, including those persons who were the “named executive officers” in the Company’s most recent filing with the Securities and Exchange Commission that required disclosure pursuant to Item 402(c) of Regulation S-K. The Committee did not change the target bonus for any named executive officer, except for Robert T. Wallstrom, President, OFF 5TH and Group Senior Vice President, whose target bonus was increased from 40% to 50% of base salary.

The Committee also approved performance measures for the 2010 annual bonus program for certain executive officers, in addition to those established at the February 11, 2010 Committee meeting and reported on the Company’s Current Report on Form 8-K filed on February 16, 2010. The Committee established the following performance measures for the 2010 annual bonus program for Mr. Wallstrom: (i) earnings before interest, taxes, depreciation and amortization (“EBITDA”) at specified levels (25% weight); (ii) the accomplishment of key corporate objectives (25% weight); (iii) the achievement of a specified operating profit for OFF 5TH (25% weight); and (iv) the achievement of specified comparable store sales for OFF 5TH (25% weight).

The Committee also determined that the 2009 performance shares and performance units approved at the February 11, 2009 Committee meeting had been fully earned.

In addition, the Committee approved a $250,000 discretionary bonus to Kevin G. Wills, Executive Vice President and Chief Financial Officer, in recognition of his performance in 2009. The bonus will be paid in two installments, the first to be paid on April 9, 2010 and the second installment to be paid on April 9, 2011, provided that Mr. Wills is employed by the Company on each such date. In the event of termination of Mr. Wills’ employment following a change in control of the Company, the bonus will fully vest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 2, 2010	SAKS INCORPORATED

	By:	/s/ ANN ROBERTSON
	Name:	Ann Robertson
	Title:	Secretary